Exhibit 99.1

Lulus Reports Fourth Quarter and Fiscal Year 2025 Results

Gross profit increased 11% in Q4’25 vs Q4’24

CHICO, Calif., March 30, 2026 -- Lulu’s Fashion Lounge Holdings, Inc. (“Lulus” or the “Company”) (Nasdaq: LVLU) today reported financial results for the fourth quarter and fiscal year ended December 28, 2025 and issued its financial outlook for the fiscal year ending January 3, 2027.

Crystal Landsem, CEO of Lulus, said:

“Our fourth quarter results highlight the significant, steady progress we delivered in 2025, and represent another proof point of the momentum building across the business. Throughout the year, we saw sequential quarterly improvement in our year-over-year net revenue comparisons. In 2025, we made substantial progress towards profitability, including four consecutive quarters of product margin expansion resulting in a 200-basis-point gross margin improvement for the year. These results reinforce the impact of our focused assortment strategy, ongoing optimization efforts, and higher margin event-driven mix.

Importantly, we delivered our third consecutive quarter of positive Adjusted EBITDA, supported by our leaner cost structure and product margin gains. As we continue to reposition our casual wear and footwear categories, the measurable progress we’ve made each quarter gives us strong conviction in our strategy and key priorities. We believe we entered 2026 well positioned to extend our positive momentum through disciplined execution and capitalizing on our strengths in event dressing. We remain committed to fueling our core business and broadening and enhancing customer engagement to unlock sustainable, long-term profitability.”

Fourth Quarter 2025 Highlights:

●	Gross profit increased 11% to $27.9 million and Gross Margin increased 640 basis points to 44.3%, in each case compared to the same period last year.
●	Net revenue of $63.0 million, a 5% decrease compared to the same period last year, driven by an 11% decrease in Total Orders Placed, partially offset by a 6% increase in Average Order Value (“AOV”) from $129 to $137, compared to the same period last year.
●	Net loss of $0.4 million, compared to net loss of $31.9 million, or net loss of $3.4 million excluding a non-cash goodwill impairment charge of $28.4 million, in the same period last year.
●	Adjusted EBITDA* of $2.6 million, compared to $(3.3) million in the same period last year.
●	Net cash used in operating activities of $3.8 million, compared to net cash used in operating activities of $2.5 million in the same period last year.
●	Free Cash Flow* of $(4.3) million, compared to $(3.0) million in the same period last year.

Note: “*” represents a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Fiscal Year 2025 Highlights:

●	Gross profit decreased 6% to $122.1 million but Gross Margin increased 200 basis points to 43.2%, in each case compared to 2024.
●	Net revenue of $282.3 million, an 11% decrease compared to 2024, driven by a 15% decrease in Total Orders Placed, partially offset by a 2% increase in AOV from $137 to $140, compared to 2024.
●	Active Customers of 2.3 million, a 11% decrease compared to 2.6 million in 2024.
●	Net loss of $13.7 million, compared to net loss of $55.3 million in 2024. Included in net loss for 2024 was a non-cash goodwill impairment charge of $28.4 million. Excluding the non-cash goodwill impairment charge, our net loss in 2024 was $26.9 million.
●	Adjusted EBITDA* of $(1.2) million, compared to $(9.7) million in 2024.

●	Net cash provided by operating activities of $1.4 million, compared to $2.6 million in 2024.
●	Free Cash Flow* of ($0.8) million, compared to $(0.3) million in 2024.
●	Total debt and Net Debt* was $14.4 million and $11.7 million, respectively, as of December 28, 2025.

Note: “*” represents a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures and Other Operating Metrics” section below for definitions of these metrics.

Heidi Crane, CFO of Lulus, said:

“Our financial performance throughout 2025 gives us confidence in the strength of our fundamentals and the resilience of our model. Over the course of the year, we delivered meaningful progress across our key profitability drivers — including sustained product margin expansion, improved gross margins, favorable return behavior, and a more efficient cost structure — all supported by disciplined inventory management and ongoing operational rigor. These achievements, combined with the completion of our new asset-based credit facility, have strengthened our liquidity position and enhanced our financial flexibility heading into the new year.

In 2026, we remain focused on driving profitability through continued margin optimization, a more curated and higher margin assortment mix, and the ongoing benefits of our sourcing, SKU rationalization, and cost reduction initiatives. We expect the steady improvements made throughout 2025 — including stronger event-driven demand, increasing wholesale contribution, and healthier unit economics — to carry forward, positioning us to deliver further EBITDA expansion and improved cash generation year-over-year.”

2026 Financial Outlook:

As we enter 2026, our focus is on driving profitability while continuing to strengthen the business. In the first quarter, we are prioritizing higher quality demand and disciplined order economics while actively and more aggressively resetting the assortment of our casual apparel and footwear categories. As a result of these actions, we expect first quarter 2026 revenue trends to be sequentially lower than the fourth quarter 2025. We expect Adjusted EBITDA to be negative for the first quarter of 2026, which can be typical for first quarters, however we expect meaningful improvement in year-over-year Adjusted EBITDA. We believe these steps will better align our assortment with customer demand and position the business for improved profitability during our upcoming peak selling periods, typically in the second and third quarters, and deliver stronger cash flows for the full year. We also continue to strengthen our financial position, with net debt expected to be between $7.5 and $8.0 million at the end of the first quarter of 2026.

For the full year fiscal 2026:

●	We expect Adjusted EBITDA to inflect to positive, compared to $(1.2) million in 2025, and the net revenue growth trend to improve year-over-year, compared to negative 11% in 2025.
●	We expect capital expenditures to be between $2.0 million and $2.5 million, inclusive of capitalized software, comparable to 2025 levels.

Forecasting future results or trends is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. Lulus’ outlook is based on current indications for its business. Lulus’ outlook factors in our current best estimates for anticipated headwinds, including those related to the level of tariffs, consumer demand, spending and returns by our customers, macroeconomic uncertainties, inflation, supply chain pressures, shipping and fuel costs, and the intended impact of our business initiatives in 2026 and cost-reduction measures. Given the volatile nature of current consumer demand and potential for further impacts to consumer behavior due to macroeconomic factors, including continued inflation, higher interest rates, the federal government shutdown, student loan repayment resumption, global political changes, including as a result of tariffs or bans, existing and future laws, regulations, and directives (including executive orders), as well as other world events, wars, and domestic and international conflicts that affect overall consumer confidence and the predictability of consumer purchasing behavior, Lulus’ financial outlook is subject to change.

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LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(In thousands, except share and per share data)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 28,	December 29,	December 28,	December 29,
	2025	2024	2025	2024
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Net revenue	$63,018	$66,147	$282,284	$315,887
Cost of revenue	35,097	41,077	160,230	185,639
Gross profit	27,921	25,070	122,054	130,248
Selling and marketing expenses	11,758	12,696	66,601	72,927
General and administrative expenses	16,124	18,918	68,080	81,334
Goodwill impairment	—	28,374	—	28,374
Income (loss) from operations	39	(34,918)	(12,627)	(52,387)
Interest expense	(487)	(313)	(2,464)	(1,271)
Other income, net	192	(74)	1,566	705
Loss before provision for income taxes	(256)	(35,305)	(13,525)	(52,953)
Income tax benefit (provision)	(147)	3,430	(188)	(2,333)
Net loss and comprehensive loss	(403)	(31,875)	(13,713)	(55,286)

Basic loss per share(1)	$(0.14)	$(11.44)	$(4.90)	$(20.00)
Diluted loss per share(1)	$(0.14)	$(11.44)	$(4.90)	$(20.00)
Basic weighted-average shares outstanding(1)	2,823,697	2,786,620	2,799,732	2,764,594
Diluted weighted-average shares outstanding(1)	2,823,697	2,786,620	2,799,732	2,764,594

(1)	Amounts have been adjusted to reflect the 1-for-15 reverse stock split that became effective as of the opening of business on July 7, 2025. Refer to Note 2, “Significant Accounting Policies”, in the Notes to the Condensed Consolidated Financial Statements included in the Annual Report on Form 10-K for the period ended December 28, 2025, for more information.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 28,	December 29,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,661	$4,460
Accounts receivable	1,712	2,158
Inventory, net	32,444	34,036
Assets for recovery	2,197	2,383
Income tax refund receivable, net	1,028	4,177
Prepaids and other current assets	3,606	4,287
Total current assets	43,648	51,501
Property and equipment, net	2,311	3,642
Goodwill	7,056	7,056
Tradename	18,509	18,509
Intangible assets, net	2,680	2,762
Lease right-of-use assets	14,521	24,030
Other noncurrent assets	639	698
Total assets	$89,364	$108,198
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,340	$10,991
Accrued expenses and other current liabilities	17,411	15,985
Returns reserve	10,289	9,765
Stored-value card liability	18,231	17,883
Asset based revolving credit facility – current	14,390	—
Revolving line of credit	—	13,090
Lease liabilities, current	6,402	6,611
Total current liabilities	75,063	74,325
Lease liabilities, noncurrent	10,389	19,653
Other noncurrent liabilities	898	852
Total liabilities	86,350	94,830

Stockholders' equity:
Preferred stock: $0.001 par value, 10,000,000 shares authorized, and no shares issued or outstanding	—	—
Common stock: $0.001 par value, 250,000,000 shares authorized; 2,971,729 and 2,804,542 shares issued and outstanding as of December 28, 2025 and December 29, 2024, respectively(1)	43	42
Additional paid-in capital	266,557	262,313
Accumulated deficit	(262,204)	(248,491)
Treasury stock, at cost, 146,555 shares and 22,621 shares as of December 28, 2025 and December 29, 2024, respectively(1)	(1,382)	(496)
Total stockholders' equity	3,014	13,368
Total liabilities and stockholders' equity	$89,364	$108,198

(1)	Shares have been adjusted to reflect the 1-for-15 reverse stock split that became effective as of the opening of business on July 7, 2025. Refer to Note 2, “Significant Accounting Policies”, in the Notes to the Condensed Consolidated Financial Statements included in the Annual Report on Form 10-K for the period ended December 28, 2025, for more information.

LULU’S FASHION LOUNGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Fiscal Years Ended
	December 28,	December 29,
	2025	2024
	52 weeks	52 weeks
Cash Flows from Operating Activities
Net loss	$(13,713)	$(55,286)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,114	5,480
Noncash lease expense	4,518	4,069
Gain on lease modification	(92)	—
Gain on lease termination	(229)	—
Amortization of debt discount and debt issuance costs	544	159
Loss on disposal of property and equipment	2	276
Equity-based compensation expense	4,481	8,090
Deferred income taxes	—	3,802
Goodwill impairment	—	28,374
Changes in operating assets and liabilities:
Accounts receivable	446	1,384
Inventories	1,592	1,436
Assets for recovery	186	728
Income taxes (receivable) payable	3,149	(832)
Prepaid and other current assets	101	1,068
Accounts payable	(2,658)	2,141
Accrued expenses and other current liabilities	2,190	4,832
Operating lease liabilities	(4,299)	(3,488)
Other noncurrent liabilities	47	368
Net cash provided by operating activities	1,379	2,601
Cash Flows from Investing Activities
Capitalized software development costs	(1,816)	(1,574)
Purchases of property and equipment	(350)	(1,300)
Other	35	—
Net cash used in investing activities	(2,131)	(2,874)
Cash Flows from Financing Activities
Proceeds from borrowings on revolving line of credit	—	33,090
Repayments on revolving line of credit	(13,090)	(28,000)
Proceeds from borrowings on Asset Based Revolving Credit Facility	115,102	—
Repayments on Asset Based Revolving Credit Facility	(100,712)	—
Proceeds from issuance of common stock under ESPP	69	239
Principal payments on finance lease obligations	(1,290)	(1,365)
Withholding tax payments related to vesting of RSUs and 2023 Bonus Plan	(240)	(1,241)
Repurchase of common stock	(886)	(496)
Net cash provided by (used in) financing activities	(1,047)	2,227
Net increase (decrease) in cash and cash equivalents	(1,799)	1,954
Cash and cash equivalents at beginning of period	4,460	2,506
Cash, cash equivalents and restricted cash at end of period	$2,661	$4,460

Webcast & Conference Call Information

The Company will host a conference call and live webcast with the investment community at 5:00 p.m. Eastern Time today, Monday, March 30, 2026, to discuss its fourth quarter and full year 2025 financial results. The live webcast will be accessible through the Investor Relations section of the Company’s website at https://investors.lulus.com/. To access the call through a conference line, dial 1-877-407-0792 (in the U.S.) or 1-201-689-8263 (international callers). A replay of the conference call will be posted shortly after the call and will be available for seven days following the call. To access the replay, dial 1-844-512-2921 (in the U.S.) or 1-412-317-6671 (international callers). The access code for the replay is 13758896.

About Lulus

Headquartered in California, but serving millions of customers worldwide, Lulus is a women’s clothing brand offering modern, feminine styles at accessible prices for every occasion. Our goal is to make every customer feel their most confident and beautiful for the moments that matter most. Founded in 1996 and delivering fresh styles almost every day, Lulus uses direct customer feedback and insights to refine product offerings and elevate the customer experience. Lulus’ world-class personal stylists, bridal concierge, and customer care team provide thoughtful, personalized service to shoppers around the world. Follow @lulus on Instagram and @lulus on TikTok. Lulus is a registered trademark of Lulu’s Fashion Lounge, LLC. All rights reserved.

Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our strategic priorities, business initiatives, demand trends, opportunities for long-term growth, and our financial outlook for the fiscal quarter ended March 29, 2026 and fiscal year ending January 3, 2027. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause Lulus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the risk factors discussed in Part I, Item 1A, “Risk Factors” in Lulus’ Annual Report on Form 10-K for the fiscal year ended December 29, 2024, Part II, Item IA, “Risk Factors” in Lulus’ Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 2025 and June 29, 2025, and our other filings with the Securities and Exchange Commission which could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While Lulus may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, except as required by law, even if subsequent events cause its views to change.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies. We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods. For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. A reconciliation of Net Debt on a forward-looking basis cannot be provided without unreasonable efforts, as we are unable to provide the total debt amount for the outlook period and reconciling information with respect to the adjustment item of cash and cash equivalents. Definitions Definitions of our non-GAAP financial measures and other operating metrics are presented below. We also use certain key operating metrics, including Gross Margin, Active Customers, Average Order Value, and Total Orders Placed.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net loss before interest expense, income taxes, depreciation and amortization, adjusted to exclude the effects of equity-based compensation expense, goodwill impairment and other non-routine expenses. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes items that we do not consider to be indicative of our core operating performance.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is a non-GAAP financial measure that we calculate as Adjusted EBITDA (as defined above) as a percentage of our net revenue.

Active Customers

We define Active Customers as the number of customers who have made at least one purchase across our platform in the prior 12-month period. Active Customer count is measured as of the last day of the relevant period. We consider the number of Active Customers to be a key performance metric on the basis that it is directly related to consumer awareness of our brand, our ability to attract visitors to our digital platform, and our ability to convert visitors to paying customers. Active Customer counts are based on deduplication logic using customer account and guest checkout name, address, and email information.

Average Order Value (AOV)

We define AOV as the sum of the total gross sales before returns across our platform in a given period, plus shipping revenue, less discounts and markdowns, divided by the Total Orders Placed (as defined below) in that period. AOV reflects the average basket size of our customers. AOV may fluctuate as we continue investing in the development and introduction of new Lulus merchandise and as a result of our promotional discount activity.

Free Cash Flow

Free Cash Flow is a non-GAAP financial measure that we calculate as net cash provided by (used in) operating activities less cash used for capitalized software development costs and purchases of property and equipment. We view Free Cash Flow as an important indicator of our liquidity because it measures the amount of cash we generate.

Gross Margin

We define Gross Margin as gross profit as a percentage of our net revenue. Gross profit is equal to our net revenue less cost of revenue. Certain of our competitors and other retailers may report cost of revenue differently than we do. As a result, the reporting of our gross profit and Gross Margin may not be comparable to other companies.

Net Debt

Net Debt is a non-GAAP financial measure that is defined as total debt, which currently consists of borrowings under the Company’s 2025 credit agreement with White Oak Commercial Finance, LLC, as amended, less cash and cash equivalents. We consider Net Debt to be an important supplemental measure of our financial position, which allows us to analyze our leverage.

Total Orders Placed

We define Total Orders Placed as the number of customer orders placed across our platform during a particular period. An order is counted on the day the customer places the order. We do not adjust the number of Total Orders Placed for any cancellation or return that may have occurred subsequent to a customer placing an order. We consider Total Orders Placed as a key performance metric on the basis that it is directly related to our ability to attract and retain customers as well as drive purchase frequency. Total Orders Placed, together with AOV, is an indicator of the net revenue we expect to generate in a particular period.

LULU’S FASHION LOUNGE HOLDINGS, INC.

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Fiscal Quarters Ended		Fiscal Years Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

	(In thousands, except Average Order Value and percentages)
Gross Margin	44.3%	37.9%	43.2%	41.2%
Net loss	$(403)	$(31,875)	$(13,713)	$(55,286)
Adjusted EBITDA	$2,628	$(3,300)	$(1,196)	$(9,738)
Adjusted EBITDA Margin	4.2%	(5.0)%	(0.4)%	(3.1)%
Active Customers	2,330	2,620	2,330	2,620
Average Order Value	$137	$129	$140	$137

Note: Refer to “Use of Non-GAAP Financial Measures and Other Operating Metrics” section above for definitions of these metrics.

LULU’S FASHION LOUNGE HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation to non-GAAP Net Debt from total debt as of December 28, 2025 and December 29, 2024 is as follows:

	As of
	December 28, 2025	December 29, 2024

	(In thousands)
Total debt (1)	$(14,390)	$(13,090)
Cash and cash equivalents	2,661	4,460
Net Debt	$(11,729)	$(8,630)

(1)	Consists of borrowings under the Company’s 2025 credit agreement with White Oak Commercial Finance, LLC as of December 28, 2025, and the Company’s 2021 credit agreement with Bank of America, as amended, as of December 29, 2024.

A reconciliation to non-GAAP Adjusted EBITDA from net loss for the thirteen and fifty-two weeks ended December 28, 2025 and December 29, 2024 is as follows:

	Fiscal Quarters Ended		Fiscal Years Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024

	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)

	(In thousands, except percentages)
Net loss	$(403)	$(31,875)	$(13,713)	$(55,286)
Excluding:
Depreciation and amortization	1,225	1,378	5,114	5,480
Interest expense	487	313	2,464	1,271
Income tax provision (benefit)	147	(3,430)	188	2,333
Equity-based compensation expense (1)	902	1,940	4,481	8,090
Other non-routine expense (2)	270	—	270	—
Goodwill impairment	—	28,374	—	28,374
Adjusted EBITDA	$2,628	$(3,300)	$(1,196)	$(9,738)
Net loss margin	(0.6)%	(48.2)%	(4.9)%	(17.5)%
Adjusted EBITDA Margin	4.2%	(5.0)%	(0.4)%	(3.1)%

(1)	The thirteen and fifty-two weeks ended December 28, 2025 include equity-based compensation expense for performance stock units (“PSUs”) and restricted stock units (“RSUs”) granted during the period and prior periods. The thirteen weeks ended December 29, 2024 include equity-based compensation expense for RSUs, PSUs and equity-based awards granted in prior periods, as well as forfeitures recognized in the current period. The fifty-two weeks ended December 29, 2024 include equity-based compensation expense for RSUs and PSUs granted during the period and prior periods, equity-based awards granted in prior periods, as well as forfeitures partially offset by accelerated vesting expense associated with the resignation of directors during the period.
(2)	The thirteen and fifty-two weeks ended December 28, 2025 include non-routine severance expenses related to a reduction in force to streamline the Company’s merchandising and buying function.

A reconciliation to non-GAAP Free Cash Flow from net cash provided by (used in) operating activities for the thirteen and fifty-two weeks ended December 28, 2025 and December 29, 2024 is as follows:

	Fiscal Quarters Ended		Fiscal Years Ended
	December 28, 2025	December 29, 2024	December 28, 2025	December 29, 2024
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
Net cash provided by (used in) operating activities	$(3,768)	$(2,532)	$1,379	$2,601
Capitalized software development costs	(463)	(430)	(1,816)	(1,574)
Purchases of property and equipment	(42)	(29)	(350)	(1,300)
Free Cash Flow	$(4,273)	$(2,991)	$(787)	$(273)

Contact

investors@lulus.com